UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT PURSUANT TO SECTION 13 OR 15(d)
OF THE SECURITIES EXCHANGE ACT OF 1934

September 21, 2007
Date of Report (Date of earliest event reported)

NORTH AMERICAN SCIENTIFIC, INC.
(Exact name of registrant as specified in its charter)

Delaware	0-26670	51-0366422
(State or other jurisdiction of	(Commission	(I.R.S. Employer
incorporation)	File Number )	Identification No.)

20200 Sunburst Street, Chatsworth, California 91311
(Address of principal executive offices) (Zip Code)

(818) 734-8600
(Registrant’s telephone number, including area code)

Not Applicable
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry Into a Material Definitive Agreement.

On September 21, 2007, North American Scientific, Inc. (“NASI”) and its subsidiary, North American Scientific, Inc., a California corporation (collectively, the “Company”), entered into a Loan Agreement (the “Agility Loan Agreement”) with Agility Capital, LLC (“Agility”). The Agility Loan Agreement provides for advances of up to $750,000 subject to the achievement of certain milestones, and will supplement the existing line of credit provided by Silicon Valley Bank. The Company paid an origination fee of $20,000 to Agility in connection with the Agility Loan Agreement.

The Company is obligated to pay interest on borrowings under the Agility Loan Agreement at the prime rate, as quoted in The Wall Street Journal, plus 6%. The Agility Loan Agreement term is 60 days, and all amounts outstanding thereunder are due and payable on November 20, 2007. Amounts owing under the Agility Loan Agreement are secured by all of the Company's assets, and are subordinated to amounts owing under the line of credit with Silicon Valley Bank. The Agility Loan Agreement does not contain financial covenants; however, the Company is subject to other customary covenants, including reporting requirements, and events of default.

In connection with the Agility Loan Agreement, the Company granted Agility a warrant to purchase shares of NASI common stock at an exercise price per share of $262,500 divided by the Warrant Price, which is equal to the lowest of (i) the closing price of Company’s Common Stock the day before the Issue Date, as published in The Wall Street Journal on the Issue Date, or (ii) the average closing price of the Company’s Common Stock for the 30 days before the Issue Date, or (iii) the price at which Company next issues its Common Stock or other equity-linked securities. The warrant will expire in seven years unless previously exercised.

Item 2.03.	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information set forth in Item 1.01 of this report is incorporated herein by reference.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NORTH AMERICAN SCIENTIFIC, INC.

Date: September 25, 2007	By:	/s/ John B. Rush
Name: John B. Rush
Title: President and Chief Executive Officer